Exhibit 99.1
VNUS Medical Technologies Appoints Mohan F. Sancheti as Vice President, Manufacturing
SAN JOSE, Calif. – April 24, 2006 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the appointment of Mohan Sancheti as Vice President, Manufacturing.
Mr. Sancheti joins VNUS with 21 years of engineering and manufacturing experience, eight of them in the medical device industry. Most recently, he served in senior engineering and manufacturing management roles at W. L. Gore and Associates, a privately held medical device company. Prior to W.L Gore, he held various engineering positions at Raychem Corporation. Mr. Sancheti holds a MS degree in Manufacturing Engineering from the University of Massachusetts and a BS degree in Mechanical Engineering from Birla Institute of Technology and Science, India.
VNUS President and Chief Executive Officer Brian Farley stated, “Mohan’s track record of accomplishments while leading the engineering and manufacturing of successful vascular products translates into an excellent fit with VNUS. His arrival at VNUS strengthens our management team and business focus not only because of Mohan’s skills and leadership in manufacturing, but because this allows Bob McRae, formerly Vice President of Business Development and Manufacturing to now focus solely on business development activities designed to help us grow our product offerings.”
About VNUS Medical Technologies, Inc.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Contact:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com